ENER1, INC. RAISES $20 MILLION IN PRIVATE PLACEMENT

Funds To Be Used For Fuel Cell and Battery Operations

FORT LAUDERDALE, Fla. – ENER1, Inc. (OTC Bulletin Board: ENEI – www.ener1.com) announced today the completion of a private placement of $20 million in principal of its 5% senior secured convertible debentures. The financing was provided by eight institutional investors, including Satellite Asset Management, L.P.

The debentures are convertible into common stock of Ener1 at $1.25 per share. Ener1 also has the right to automatically convert the debentures into common stock upon achieving certain milestones. As part of the transaction, Ener1 issued ten-year warrants to purchase a total of 16 million shares of Ener1 common stock at an initial exercise price of $2.51 per share. The debentures will pay interest quarterly at a 5% annual rate until converted or repaid. The debentures mature in five years.

Kevin Fitzgerald, Chairman and Chief Executive Officer of Ener1, stated, “This financing is a major milestone for our company. With these funds we will be able to significantly accelerate the execution of our business plan. This will include the development of our fuel cell prototypes and the addition of new equipment to enhance production capabilities at our high-performance battery manufacturing plant. Further, we are very happy to have attracted these quality institutional investors with whom we want to be associated over the long term.”

The debentures and warrants were sold to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended.

Merriman Curhan Ford & Co. acted as the sole placement agent for this transaction.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The debentures and warrants have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Ener1 has agreed to file a registration statement with the Securities and Exchange Commission, registering the resale of the shares to be issued upon conversion of the debentures and exercise of the warrants.

About ENER1, Inc.
Ener1, Inc. (OTCBB: ENEI.OB) develops and commercializes new technologies for clean, efficient energy sources, including fuel cells and high-energy lithium batteries. Ener1‘s technologies and products include advanced lithium batteries, thin film and solid state technologies, advanced electrolytes and cathode materials, as well as high efficiency, long life, non-platinum based fuel cells and solar cells. For more information, visit the company’s Web site at http://www.ener1.com or call (954) 202-4442.

Safe Harbor Statement (ENER1, Inc.)
This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties, including, but not necessarily limited to, Ener1‘s history of operating losses, the lack of any operating history for Ener1‘s development stage battery and fuel cell business, Ener1‘s ability to successfully develop and market its proposed products and services, the degree of competition in the market for Ener1‘s products and services, the potential need for additional capital and Ener1‘s dependency upon key personnel. These and other risks are detailed in Ener1‘s annual report on Form 10-KSB for the year ended December 31, 2002, as well as in its other filings from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.